Exhibit 10.3

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

Supply Agreement

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

BETWEEN

Idemia France SAS,

a company existing and organized under the laws of France with a capital of 42,959,506.60€, whose registered office is located at 2 Place Samuel de Champlain, 92400 Courbevoie, France, registered under number 340 709 534 with the Nanterre Trade and Companies Registry, acting in its own name as well in the name and on behalf of its Affiliates, hereinafter referred to as “Purchaser” or “Idemia”

AND

IDEX Biometrics ASA,

having its head office at Dronning Eufemias gate 16, 0191 Oslo, Norway, registered in the Norwegian Register of Business Enterprises under number 976846923,

Hereinafter referred to as the “Supplier”,

hereinafter collectively referred to as the “Parties” and individually as the “Party”.

IN WITNESS WHEREOF, THE PARTIES HAVE AGREED AND DECIDED AS FOLLOWS:

Object:

This Agreement is a framework agreement which sets forth the terms and conditions applicable to the purchase of supply through issuance of Orders by Idemia, as accepted in writing by Supplier (the “Supply”). Nothing in the Contract shall be interpreted as a commitment to issue Orders or intent of issuance of Orders. Only Orders placed in accordance with the provisions of this Agreement shall be binding upon Idemia.

This Agreement consists of three parts: the Special Terms and Conditions and the General Terms and Conditions.

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

1. ORDER OF THE SUPPLY	4

2. TERM OF THE AGREEMENT	4

3. SUPPLIER’S PERFORMANCE AT THE PURCHASER’S SITE	4

4. INSURANCE	5

5. SUPPLY OR PROCESS CHANGE	5

PART 2: GENERAL TERMS AND CONDITIONS	7

1 -DEFINITIONS	7

2 -CONTRACTUAL DOCUMENTS	8

3 -ORDERING PROCEDURE	9

4 -DELIVERY	10

5 -DEADLINES	11

6 - ACCEPTANCE	12

7 -TRANSFER OF OWNERSHIP	12

8 -PRICE – INVOICING – PAYMENT TERMS	12

9 -WARRANTY - MAINTENANCE	13

10 -CONTINUITY	13

11 -INDUSTRIAL AND INTELLECTUAL PROPERTY	14

12 -LIABILITY	15

13 -COMPLIANCE WITH LABOUR REGULATIONS	16

14 -COMPLIANCE OF THE SUPPLY WITH REGULATIONS AND STANDARDS AND CSR COMMITMENTS	16

15 -SUPPLIER’S PERSONNEL	16

16 -CONFIDENTIALITY	17

17 -FORCE MAJEURE	18

18 -TRANSFER – ASSIGNMENT – SUBCONTRACTING	18

19 -EXPORT CONTROL	19

20 -TERMINATION	20

22 -ETHICS	21

23 -MISCELLANEOUS	22

24 -APPLICABLE LAW – JURISDICTION	22

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

PART 1: SPECIAL TERMS AND CONDITIONS

The below Special Terms and Conditions supplement or derogate from, as the case may be, the General Terms and Conditions. In case of discrepancy between the General Terms and Conditions and the Special Terms and Conditions, the Special Terms and Conditions shall prevail over the General Terms and Conditions.

The definitions set out in the General Terms and Conditions shall also apply in respect of the Special Terms and Conditions.

1.	ORDER OF THE SUPPLY

All orders referencing this Agreement are subject to its provisions.

2.	TERM OF THE AGREEMENT

This Agreement shall enter into force on the date of signature by both Parties. This Agreement shall remain in full force and effect for an initial term of three (3) years unless terminated pursuant to the provisions of Article 20 of the General terms and Conditions. The Agreement will automatically renew for an additional one-year period unless terminated by either Party in writing no later than thirty (30) days prior to expiry of the initial term.

3.	SUPPLIER’S PERFORMANCE AT THE PURCHASER’S SITE

If the Supply is performed (either fully or partially) at the Purchaser’s sites, the Supplier shall:

•

forward in advance a list with the names of the members of its personnel susceptible of accessing the Purchaser’s site, the Purchaser reserving the right to refuse any person access to its site for security reasons. The Supplier will take the necessary measures to ensure that if any persons have to be replaced, this will not have a negative impact on the performance and the quality of the Supplies,

•

respect and ensure that the Supplier’s personnel and any subcontractor respect the rules of access to the site, security requirements, including in relation to information technology (IT), confidentiality rules, as well as the provisions of the internal rules of conduct which apply to all persons within one of the Purchaser’s establishment as employees of an external company, including hygiene and safety rules and general working conditions. The Supplier shall, in particular, comply with the provisions of the French Labor Code (if applicable) relating to hygiene and safety applicable to “work carried out within the premises by an external company”. The Parties agree that the prevention plan provided by these provisions shall be implemented before the performance of the Order.

When necessary, the Purchaser will make available to the Supplier premises that will be allocated to it to enable it to intervene without disrupting the organization of the Purchaser’s company. The Supplier will be able to place its equipment there, including in particular computer equipment (PCs, workstations, office furniture, etc.) necessary for the performance of the Supplies that are subject of the Order. The disposal of the premises will end once the Order has been performed, or if the Supplier’s presence in the Purchaser’s premises is no longer justified. The Supplier will retain full and entire ownership and custody of equipment, software and software programs belonging to it that it has occasion to use and/or store at the Purchaser’s site.

The Purchaser may also:

•

provide the IT services strictly necessary for performance of the Order in accordance with procedures and modalities that it will define on a case by case basis in order to preserve the security of its IT systems;

•	provide access to its internal messaging system and to a directory for the exchange of data with the Supplier.

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

When the Supplier is authorized to access the Purchaser’s information system, this authorization is strictly limited only to performing the Order. The Supplier shall, in all events, respect the Idemia Group’s Information System Utilization and Security Charter and all other instructions provided.

Should the Supplier’s personnel be present on the Purchaser’s site, the Supplier shall appoint a project manager having hierarchical and disciplinary authority over its personnel.

Each member of the Supplier’s personnel present at the Purchaser’s site must, on request, state their name, the manager of their mission, and the name and contact details of the Supplier’s project manager.

At the end of the completion of the Supply at the Purchaser’s site, the Supplier’s personnel must:

•	return to the Purchaser’s security manager the badges and other means of access that had been given to them,

•	where applicable, return to the department concerned the words, codes and keys used to access the hardware and software allocated to it,

•	and more generally, return all information, documents and other items which were supplied to it by the Purchaser for the performance of the Order.

4.	INSURANCE

The Supplier undertakes to take out and maintain in effect a general liability insurance policy for a limit of guarantee at least equal to USD [***] against the consequences of its liability under this Agreement. The limit of the general liability insurance shall be increased to [***] within thirty (30) days after the end of the calendar year 2020. Any increase in the limit over and above [***] requires the mutual written consent of both Parties. In this respect, the Supplier shall provide proof, at the Purchaser’s first request, of the validity of the insurance policies it has taken out by producing certificates issued by its insurers, indicating the type and amount of guarantees granted. Moreover, the Supplier shall produce proof that it has paid its premiums and shall provide annual certificates confirming the renewal of its policies for the following period, for as long as its contractual obligations remain in force. In the case of insufficient coverage, the Purchaser shall have the right to require that the Supplier take out additional coverage at its own expense. Neither the presentation of insurance certificates by the Supplier nor the content of the insurance policies taken out shall limit the Supplier’s liability vis-à-vis the Purchaser.

5.	SUPPLY OR PROCESS CHANGE

The Supplies may be subject to regulatory approval and, if so, no change of definition or configuration or Supply process that may impact such regulatory approval shall be implemented by Supplier without Purchaser’s prior written approval (such approval not to be unreasonably withheld or delayed by the Purchaser).

The obligations set out in this Article “Supply or Process Change” apply for the duration of this Agreement and afterwards, for each reference of Supply, until the expiry of the warranty period of the last Supply delivered pursuant to this Agreement.

5.1 Supplies or components of the Supply Discontinuity Notice (PDN)

5.1.1 Supplier shall monitor the obsolescence risk and occurrences of any obsolescence of components of the Supplies through an adequate monitoring system that will enable Purchaser to follow the impacts of such obsolescence phenomenon.

Supplier shall use its best efforts to impose on its subcontractors at all levels the adoption of similar obsolesence monitoring system.

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

Supplier will deliver to Purchaser a specific form reporting the above obsolescence status every year and within 3 months of Purchaser’s written request.

5.1.2 The Supplier shall, as soon as the Supplier has knowledge of a component obsolescence and at least [***] before manufacture stoppage send a PDN to the Purchaser and to the concerned Purchasing Department. In any event, the Supplier shall continue to deliver the Products subject to the obsolescence, referred to in the PDN, for a period of [***] months as from the discontinuation date effect, and accept last-time-buy orders for such Products. Last-time-buy orders may not be cancelled or rescheduled. For the avoidance of doubt, all provisions including but not limited to the warranty section shall fully apply to the Products subject to last time orders.

The PDN shall include the following data:

(i)	for the obsolete component:

•	part number and description of the component involved

•	availability of stock

•	date of expected production discontinuity

•

part number and description of the replacing component together with its impact, if any, on fit, form, function, weight, reliability & maintainability, qualification, design performance of the Supply and delivery schedule

•	manufacturer/distributor name of the obsolete component

•	justification of the obsolescence (manufacturer obsolescence release note, including the Last Buy Order date)

(ii)	for the Supply

•	any possible consequences on its qualifications or regulatory approval,

•	the application date of the change (date-code),

•	Supply new identification and/or part number.

5.1.3 Supplier shall submit an action plan for each obsolete component, among the following options and in the following order of preference:

(i)	Action A: identification of a completely equivalent component

Supplier must prove that the proposed new component is equivalent with the obsolete one. No additional qualification will be required.

(ii)	Action B: identification of a partially equivalent component:

Supplier must prove that the proposed new component does not substantially affect the form, fit and functionality of the Supply and the interchangeability of the Supply including the obsolete component. An additional qualification may be required.

(iii)	Action C: No equivalent component identified:

Supplier shall reasonably demonstrate the absence of equivalent component and that Action A or Action B are not possible.

Supplier shall then propose a redesign of the Supply including the obsolete component and the constitution of a strategic stock of the obsolete component.

•

The quantity of obsolete components constituting the strategic stock shall be agreed between Supplier and Purchaser based on the relevant data, including but not limited to the data listed here-after, which Supplier shall be responsible for collecting and processing:

•	Remaining number of units to be produced,

•	Total number of units to be maintained,

•	Maintenance period,

•	Profile of use of the equipment,

•	Periodicity of preventive maintenance,

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

•	The redesign of the Supply including the obsolete component by the Supplier shall not affect its interchangeability.

Purchaser will notify the Supplier, within two (2) months of its receipt of Supplier’s proposal to redesign a Supply, of its decision to have a Supply redesigned and/or the constitution of a strategic stock of the obsolete component. In case the Purchaser decides to have a strategic stock implemented, all stock of components for obsolescence must be covered by firm Orders from the Purchaser.

5.1.4 Supplier shall not carry out the Action Plan proposed to Purchaser without Purchaser prior written approval (such approval not to be unreasonably withheld or delayed).

5.2 Supply or Process change notification (PCN)

5.2.1 Supplier may incorporate modifications to the Supplies; provided, however, that any Change shall be subject to Purchaser’s prior written agreement (not to be unreasonably withheld or delayed), as it deems advisable for facilitating the manufacturing of the Supplies in order to enhance or optimize Supply performance or Supply pricing, or for other justified reason, provided that no such modification shall in any way affect the interchangeability of the components of the Supplies, degrade the performance, increase the prices or postpone the delivery of the Supplies.

5.2.2 Supplier undertakes to inform Purchaser in writing of any change occurring either before or after mass-production has started and thus including in particular changes made between sample manufacturing and mass-production manufacturing, whether or not they cause modifications in the characteristics of the Supplies and at least six (6) months when in mass production before implementation of Change.

Supplier shall send a PCN to Quality department of Purchaser and to the concerned Purchaser buyer.

The PCN shall include the following data:

(i)	Description of the change, including but not limited to:

•	Technological evolution (raw material, design, process),

•	Manufacturing evolution (process, packing, etc.),

•	Test and inspection evolution,

•	Site evolution (diffusion, assembly, test, packing),

•	Official approval or loss of official approval of a component, especially for safety component.

(ii)	For the Supply:

•	any possible consequences on its qualifications or regulatory approval,

•	the application date of the change (date-code),

•	Supply new identification and/or part number.

Unless otherwise stated in writing by Supplier, samples submitted by Supplier for qualification or evaluation by Purchaser must be representative of mass production in terms of performance and characteristics.

5.2.3 Purchaser must approve in writing any such Supply Process Change before it is implemented by Supplier. The approval by Purchaser of any such modification shall not relieve Supplier from the obligations contained in an Order.

5.2.4 In regard to subcontractors of Supplier that supply raw materials, Purchaser acknowledges that minor changes in raw materials may occur absent Supplier’s knowledge, however, Supplier will use its best efforts to obtain information of and report in writing within 10 Working Days to Purchaser any changes in the materials. For the purposes of this paragraph, a “minor change” shall mean any small process, material or product change that does not impact fit, form and functionality of the Product and would be backward compatible with existing product. A major change either by process, specification or materials is defined as impacting the fit, form and functionality of the Product.

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

PART 2: GENERAL TERMS AND CONDITIONS

1 -DEFINITIONS

Acceptance report: Document issued by the Purchaser, signed by both Parties, confirming the acceptance of the Supply.

Agreement: The present document consisting of the Special Terms and Conditions and the General Terms and Conditions.

Documentation: Any document issued or provided by the Supplier, such as but not limited to, datasheet and certificate of conformity, plan, description, model or instruction necessary for the achievement, installation, use, operation and maintenance of the Supply by the Purchaser.

Final Client: Client of the Purchaser, purchaser of a product and/or service incorporating the Supply.

Official Authorities: Any national or international organization with the authority (including by delegation of a public authority) to monitor the performance of the Supply ordered, in particular certification organizations for products or services or business audit organizations.

Order: Document, regardless of the form, issued by the Purchaser and sent to and acknowledged in signed writing by the Supplier, concerning the purchase or the lease of a Supply and including, in particular, the designation of the Supply ordered, the deadlines, the price as well as the reference to these Agreement.

Product: Fingerprint sensors including fingerprint sensor components, fingerprint sensor modules and loaded firmware. The parties acknowledge that the remote enrolment solution is already subject to the IP license agreement effective on 30 September 2019 (“IP License Agreement”). Any license for Idemia to Supplier matcher software, or other Supplier software shall be the subject of a separate license agreement by and between the parties.

Purchaser: Idemia or the Idemia Affiliate placing the Order.

Affiliate: any company controlling, controlled by or under common control with either Party, where control means direct or indirect ownership of at least fifty per cent (50%) of the voting stock or interest in a company or control of the composition of the board of directors, including, if any, the respective successors and assigns of any or all of them.

Specifications: Any document setting out the requirements and performance conditions of the Supply, including the statement of work description, applicable standards and quality requirements.

Supply: Supplies of Products and/or services, which are identified in and the subject of the Order.

Working Days: From Monday to Friday, excluding Saturday, Sunday and Public Holidays in France, England and/or Norway.

2 -CONTRACTUAL DOCUMENTS

2.1 The purpose of this Agreement is to set forth the contractual relationship between the Supplier and the Purchaser within the framework of the Supply Orders. The relationship between the Purchaser and the Supplier related to the Supply is governed by the following contractual documents, listed in order of decreasing priority (“Contractual Documents”):

•	The Order;

•	The Special Terms and Conditions of the Supply Agreement;

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

•	The Specifications as defined or referenced in a statement of work.

•	The General Terms and Conditions of the Supply Agreement.

Following execution of this Agreement, the Parties will also negotiate in good faith the terms and conditions of a Quality Agreement, which, upon its completion and execution, will have the same priority as the Special Terms and Conditions of the Supply Agreement. For the avoidance of doubt, this Agreement shall be in full force and effect upon execution by the Parties and shall not be conditional upon the later execution of a Quality Agreement.

In the event of contradiction between two documents with a different ranking, the document with the higher ranking shall prevail. Notwithstanding the foregoing, if an Order deviates from the other Contractual Documents (including but not limited to the specifications, incoterms) , such deviation shall be clearly and unambiguously spelled out in the Order, explicitly describing the deviation in question with specific reference to the conflicting language in the other Contractual Documents. For the avoidance of doubt, any such deviation in the Order shall be subject to the express prior written consent of the Supplier in order to become effective.

The Parties agree that any documents in relation to Supply Orders other than the documents listed above, that include their own general commercial conditions such as general terms and conditions of purchase or general terms and conditions of sale, are not applicable.

2.2 The Purchaser hereby agrees to provide the Supplier with a six (6) month rolling non-binding forecast of Supply to be provided by the Supplier under this Agreement. The forecast will be provided monthly. The forecast is for manufacturing capacity planning purposes only and the Purchaser will provide written authorization in the form of an Order if any specific Supply should be purchased against a forecast. Unless otherwise agreed in a future amendment integrating a service level agreement, the Order lead time shall be [***] weeks from Supplier’s Order acknowledgement if such Order is in accordance with forecast (unless another lead time is set out in the Order and acknowledged by Supplier).

2.3 The Order issued by the Purchaser shall be subject to written signed acknowledgement by the Supplier, which acknowledgement (or non-acknowledgement) shall be provided by the Supplier to the Purchaser within five (5) Working Days from the date of the Order from the Purchaser. The Supplier acknowledgment will relate to the technical specifications, commercial terms, quantity, and delivery date provided in the Order. The Supplier’s written Order acknowledgement shall include the committed delivery date(s) for the Supply covered by the Order (the “Committed Delivery Date”). In case an Order has to be re-issued by the Purchaser, the Supplier’s acknowledgement (or non-acknowledgement) shall be given within three (3) Working Days.

By signing and acknowledging the Order, the Supplier accepts the Contractual Documents without any reservation. These Contractual documents constitute the entire agreement between the Parties for Supply. For the avoidance of doubt, the non-disclosure agreement between the Parties dated [***] and the [***] Agreement shall remain in full force and effect in accordance with their terms.

No supplement or modification to the Contractual Documents shall be binding unless it is in writing and signed by the Parties.

3 -ORDERING PROCEDURE

3.1 The Supplier undertakes to perform the accepted Order in accordance with the provisions of the Contractual Documents and applicable laws and regulations and applicable required standards in force.

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

3.2 The Supplier is solely and fully responsible for determining the resources required to perform the Order. The Supplier shall, in particular, obtain all necessary rights, elements and information to perform the Order. It is deemed that the Supplier obtained all necessary elements and information to carry out the Order before its implementation. Moreover, the Supplier shall promptly inform the Purchaser of any existing or future difficulties or anomalies during the implementation of the Order.

3.3 The Supplier has a duty to inform (i.e. to provide the Purchaser with all the relevant details and information associated with the ordered Supply) and provide reasonable advice (i.e. providing to the Purchaser with a personalized advice at a reasonable level as regard to the Purchaser’s stated aim when buying the Supply) to the Purchaser. The Supplier will not be held liable if the Supplier provided advice and the Purchaser decides not to follow such advices. The Supplier shall as soon as reasonably practicable inform the Purchaser in writing of any situation concerning the latter of which the Supplier becomes aware that might jeopardize the proper performance of the Order. The Purchaser acknowledges that the Supplier intends to provide such information and advice in the Supply development phase and during the term of this Agreement through the relevant issued Product data sheets. In particular, the Supplier shall inform the Purchaser should its business become the subject of bankruptcy proceedings (insolvency, receivership or liquidation subject to court supervision), or should any equivalent situation occur, such as the winding-up or total or partial transfer of its business activity, or in the event of any modification of its organizational structure that reasonably might jeopardize the proper performance of the Order.

When authorizations, whatever their nature, are required to be obtained by the Supplier in respect of an Order, the Supplier, before the completion of the Order, shall ensure that all the necessary authorizations have been obtained, so that the Purchaser is free from any actions or proceedings in this respect.

3.4 The Supplier’s quality system shall meet the quality requirements set out in the Quality Agreement (if and when implemented).

Throughout the duration of the Supply performance, and upon prior notice, the Supplier undertakes to grant the Purchaser and the representatives of any relevant Official Authorities controlled and monitored access, during business hours upon reasonable advance written notice, subject to appropriate confidentiality undertakings, to its premises and to any document for the monitoring purpose and which the Supplier is free to disclose. The Supplier shall use its best efforts to impose the same right on its relevant subcontractor(s).

3.5 For Supply Orders whose completion is staggered over time, the Supplier undertakes to keep the Purchaser regularly informed of the progress of the Order. The Order may specify the conditions relating to the provision of such information.

4 -DELIVERY

4.1 Any delivery of Supply shall be accompanied by a delivery slip affixed to the outer packaging, with a copy of the said delivery slip inside the package, containing the following information:

•	Identification number of the delivery slip;

•	Order number and item number of the Order;

•	Reference of the Supply;

•	Description of the Supply as specified in the Order;

•	Declaration of Conformity, where applicable;

•	Quantity delivered and, where applicable, the serial number and the individual number of

•	products/parts;

•	If necessary, the number of packages;

•	Unit of purchase;

•	Number of the possible dispensation(s);

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

•

If necessary, a customs document and a transport document in compliance with applicable regulations, as well as any other documents required for customs clearance operations within the framework of imports.

4.2 The delivery or availability of the Documentation and the documents required by applicable regulations and standards is an integral part of the Supply.

4.3 Unless otherwise provided in the Order, the delivery of the Supply shall be [***] (Incoterms 2010 -International Chamber of Commerce). To the extent the Purchaser should request a delivery of Supply on different Incoterms, the Supplier shall provide the Purchaser with a quotation for Supply on such different Incoterms for the Purchaser to consider.

4.4 Packaging shall be carried out in compliance with the Contractual Documents, regulations and standards in force. It shall include, if necessary, instructions and provide sufficient protection to reasonably ensure that the Supply undergoes no deterioration during transport and/or storage.

5 -DEADLINES

5.1 Time is of the essence with respect to the Contractual Documents. The deadlines agreed between the Parties are mandatory subject to the provisions of this Article 5 and respecting these deadlines constitutes an essential condition without which the Purchaser would not have contracted.

5.2 The Supplier shall promptly inform in writing the Purchaser of any foreseeable delay in respect to the contractual deadlines, including, in reasonable detail, the (a) anticipated length of delay, (b) cause of the delay, (c) corrective measures taken or proposed to prevent or minimize the delay, and (d) the schedule for the implementation of such measures. Except for force majeure events or delays primarily attributable to the Purchaser, the Supplier shall bear any reasonable expenses resulting from this delay limited however as set forth in Section 5.3 below.

5.3 In the event of a delay of the Supplier to meet contractual delivery deadlines which delay is not primarily attributable to the Purchaser or to a Force Majeure Event, the following shall apply:

•

In case of a delay of [***] days or more from the Committed Delivery Date, (i) Supplier shall use at its own expense any expedited method of delivery as reasonably requested by the Purchaser; (ii) the Purchaser has a right of escalation whereby a senior executive officer from the Supplier shall meet a senior executive officer of the Purchaser to discuss and diligently seek to find a resolution of the matter; and (iii) the Purchaser shall have the right to impose penalties, by written notice to the Supplier, equivalent to [***] of the price of the goods affected by the delayed delivery per calendar day delay (meaning that penalties shall only be imposed in regard to any delay in excess of seven (7) days; provided, however, that such penalties shall in aggregate not exceed [***] of the price of the goods affected by the delayed delivery. The right for the Purchaser to impose penalties shall not apply from such time as the parties agree on a rescheduled delivery date.

•

In case of continued delay in delivery following exhaustion of the foregoing procedure and remedies and if no agreement for a rescheduled delivery date has been reached by the parties, the Purchaser may terminate the Order under the terms and conditions referred to in Article 20.

The penalties set out in this Section 5.3 do not discharge the Supplier from its obligations and cannot be considered as a final, lump-sum compensation for the damage incurred by the Purchaser; provided, however, that the Purchaser’s right to seek damages due to non-compliance by the Supplier under this Section 5 shall (i) be limited to the value of the goods affected by the delay; (ii) be subject to the limitation of liability provisions set out in Section 12; and (iii) shall only apply to any delay in excess of [***] days (and then only in respect of such excess delay).

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

5.4 In the event of early delivery (“early” being more than [***] business days before the scheduled delivery date) or excessive quantity, the Purchaser reserves the right either (i) to accept the Supply, or (ii) to make the Supply available to the Supplier at the Supplier’s own risk, or (iii) to return the Supply at the Supplier’s own cost and risk.

6 - ACCEPTANCE

The Contractual Documents may provide an acceptance procedure for the Supply along with the issuance of an Acceptance report. Issuance of an Acceptance report shall in no event be interpreted as a waiver of any sort or affect the extent of the warranty or other commitments made by the Supplier hereunder or any legal warranty.

In case of non-conforming Supply to the Contractual Documents, the Purchaser shall inform the Supplier in writing, no later than [***] days from delivery of the Supply, to allow the latter to inspect the non-conformity within [***] days. Should the Supplier neither inspect nor dispute the non-conforming Supply, the Purchaser may refuse the Supply. The Purchaser shall make available the Supply to the Supplier for removal at the latter’s own expense and risk within [***] calendar days of the date of notification of non-conformity by the Purchaser.

The non-conforming Supply refused by the Purchaser following the foregoing procedure shall be deemed undelivered and the Purchaser reserves in such case the right to cancel the Order and/or seek damages for the Supplier’s non-compliance limited to the value of the goods affected (subject to the limitation of liability provisions in Section 12).

7 -TRANSFER OF OWNERSHIP

The transfer of ownership to the Purchaser takes place, notwithstanding any reservation of title clause contained in the Supplier’s documents:

•	upon delivery of the Supply with respect to the products or parts elements of the services,

•	or, at the signature of the Acceptance report if acceptance is specified in the Contractual Documents,

As stated in Article 4.3, the delivery of the Supply shall be [***], with title passing to the Purchaser on collection of the Supply by the Purchaser.

8 -PRICE – INVOICING – PAYMENT TERMS

8.1 Unless otherwise agreed upon by the Parties in a signed document, the prices stated in the Order are firm and non-revisable, and include all taxes except VAT. These prices include all the costs and expenses incurred by the Supplier for the performance of the Supply as well as expenses to travel to the Purchaser’s sites.

8.2 The Supplier undertakes to invoice the Supply in accordance with the Contractual Documents and, in any case, not before the delivery of the products, and not before the performance of the services. When an invoicing schedule is mentioned in the Order, the Supplier shall comply with it. Invoices shall be drawn by the Supplier in accordance with applicable regulations and include, in addition to legal notices, the following elements:

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

•	The Order number;

•	The item number in the Order;

•	The date and number of the delivery slip or the performance report;

•	The identification Supplier’s code, as provided by the Purchaser;

•	A detailed description of the Supply as described in the Order (price per unit, quantity).

8.3 In the event that the Purchaser grants the Supplier advances or down payments on the amount of the Order, the Purchaser may require that payment thereof shall be covered by a first demand guarantee.

8.4 The deadline for payment of invoice shall be [***] days end of the month following the receipt of the invoice by the Purchaser. In the event of late payment, late penalties shall be due starting from the day after the deadline for payment specified on the invoice, without any reminder being necessary. In this case, the interest rate for penalties shall be in accordance with the Swiss Code of Obligations, as amended (currently 5 % per annum).

9 -WARRANTY - MAINTENANCE

9.1 The Supplier warrants that the products, subject of the Supply, shall be free from defects in design, in manufacturing or in operating defects as well as against any defects in materials and parts comprising an assembly. The Supplier warrants the proper performance of the services, subject of the Supply, in accordance with the Contractual Documents. No warranty shall extend to any Supply which has been the subjected to abuse, misuse, neglect, faulty repair, alteration, tampering, as well as to improper or unauthorized storage, installation or use by the Purchaser, the Final Client or any other third party.

The duration of the warranty is [***] months from the date of the delivery of the Supply. In case of a breach of the Supplier’s warranty, the Supplier shall cover, at the Purchaser’s option, (i) any refurbishment or replacement of the product parts or service correction or (ii) reimbursement of the product or service. The warranty covers parts and labour for the workmanship of refurbishment or replacement and includes reasonable transport and travel costs and custom duties.

If the Supply does not comply with the warranties in this Article 9, the Supplier, at its discretion and at its own expense and cost, shall repair or replace the Supply or credit or refund the original price invoiced by Supplier for the Supply of the affected goods.

9.2 In case of replacements or repairs of the Supply under the warranty provided in this article, such replacement or repairs shall be performed within a maximum period of [***] days following the written notice of the defect sent by the Purchaser.

9.3 Any product replaced or repaired or any service corrected shall be guaranteed, under the same conditions as above, until the end of the original warranty period but at minimum during a period of [***] months from the time of the repair/correction. In the event the Supplier has breached its warranties in this Article 9 and does not perform its warranty duties in accordance with Sections 9.1 and 9.2, the Purchaser reserves the right, upon written notice to the Supplier, to perform or have a third party perform the necessary works at the Supplier’s expense.

9.4 If, following a root cause analysis performed by the Supplier and duly documented to the Purchaser, it is demonstrated that the alleged defects in the Supply was not caused by a breach of the Supplier’s warranty, the Purchaser shall duly reimburse and compensate the Supplier for all direct costs incurred in connection with the alleged warranty breach under this Article 9.

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

10 -CONTINUITY

The Supplier shall inform the Purchaser at least [***] months in advance of any production stoppage or withdrawal from its catalogue of the Supply.

11 -INDUSTRIAL AND INTELLECTUAL PROPERTY

11.1 The Purchaser has full right of disposal of the Supply in accordance with this Agreement. The Supplier shall retain all right, title and interest in and to its intellectual property rights, such as, but not limited to, patents, copyrights and design rights in the Supply (the “Supplier IP”). In consideration for the payment by Purchaser to Supplier for Supply and Purchaser’s performance of its other obligations under this Agreement, the Supplier hereby grants to the Purchaser a worldwide, non-exclusive, royalty-free, non-transferable license under the Supplier IP during the term of this Agreement solely to the extent necessary to use the Supply in accordance with this Agreement and to sublicense usage rights which are necessary for the use and operation of the Supply in accordance with this Agreement.

11.2 Subject to the exceptions set out below and the limitation of liability provisions set out in Article 12, the Supplier shall indemnify and hold harmless the Purchaser against [***] arising out of any claim, demand, suit or action brought against the Purchaser to the extent that such claim, demand, suit or action is based on a claim that the Supply infringes upon any intellectual property rights any third party.

Notwithstanding any other provision of this Agreement, the Supplier shall not be obliged to indemnify the Purchaser against any cost, loss or damage arising out of any claim, demand, suit or action brought against the Purchaser by a third party alleging that any Purchaser or third party product included in or provided with the Supply infringes upon any intellectual property rights of such third party.

If a claim, demand, suit or action alleging infringement is brought or the Supplier believes one may be brought, the Supplier shall have the option at its expense to (1) modify the Supply to avoid the allegation of infringement or (2) obtain for the Purchaser at no cost to the Purchaser a license to continue to use the Supply in accordance with this Agreement free of any liability or restrictions or (3) terminate the Agreement with a full refund to the Purchaser of the price paid for the alleged infringing Supply.

The Supplier shall not be obliged to indemnify Purchaser against any cost, loss or damage arising out of any claim, demand, suit or action brought against Purchaser with respect to any alleged infringement of the intellectual property rights of any third party, to the extent that such claim arises from (i) modifications of the Supply by the Purchaser or any third party (but only to the extent that such claim relates to such modification and such modification had been made without the written agreement of the Supplier and such modification is not explicitly contemplated by the Contractual Documents (as defined in Article 2 of the General Terms and Conditions)); (ii) combination or use of the Supply with the Purchaser or third party hardware or software not supplied by the Supplier and without the written agreement of the Supplier and such combination or use is not explicitly contemplated by the Contractual Documents, or any other unauthorized use, if such claim would not have arisen but for such combinations or use; (iii) the Supplier’s modification of the Supply in compliance with written specifications provided by the Purchaser (but only to the extent that such claim relates to such modification); or (iv) use of other than the latest version of the Product provided to the Purchaser by the Supplier if the use of the latest version would have avoided the infringement and if Supplier notified Purchaser of such risks. This Article 11 states the sole liability of the Supplier and the exclusive remedy of the Purchaser in connection with infringement of intellectual property rights.

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

11.3 The Purchaser will settle and/or defend at its own expense and indemnify the Supplier against any [***] arising out of any claim, demand, suit or action brought against the Supplier with respect to an alleged infringement of the intellectual property rights of any third party, to the extent that such claim arises from (i) modifications of the Supply by the Purchaser or any third party on its behalf (but only to the extent that such claim relates to such modification and such modification had been made without the written agreement of the Supplier and such modification is not explicitly contemplated by the Contractual Documents); (ii) a combination or use of the Supply with the Purchaser or third party hardware or software not supplied by the Supplier and without the written agreement of the Supplier and such combination or use is not explicitly contemplated by the Contractual Documents, or any other unauthorized use, if such claim would not have arisen but for such combinations or use; (iii) the Supplier’s modification of the Supply in compliance with written specifications provided by the Purchaser (but only to the extent that such claim relates to such modification); or (iv) use of other than the latest version of the Supply provided to the Purchaser by the Supplier under this Agreement if the use of the latest version would have avoided the infringement.

12 -LIABILITY

12.1 Subject to the limitation of liability provision set out in Article 12.3, the Supplier is liable for any damage or loss sustained by the Purchaser as a result of the Supplier’s breach of this Agreement or the Order, except for punitive damages, loss of profit and loss of image. Consequently, subject to the same limitation of liability provision, the Supplier shall indemnify the Purchaser for any loss or damage sustained by the latter as a result of such breach.

Subject to the limitation of liability provision set out in Article 12.3, the Purchaser is liable for any damage or loss sustained by the Supplier or any third party as a result of the Purchaser’s breach of this Agreement, except for punitive damages, loss of profit and loss of image. Consequently, subject to the same limitation of liability provision, the Purchaser shall indemnify the Supplier for any loss or damage sustained by the latter as a result of such breach.

The Purchaser shall solely be responsible towards the Final Client and shall assume sole liability vis-à-vis the Final Client for the sales and services provided to such Final Client (for the avoidance of doubt, the foregoing shall not limit the Purchaser’s rights against the Supplier under this Agreement if the Purchaser’s liability towards the Final Client is caused by the Supplier’s breach of this Agreement or as a result of the Supplier’s non-performance or improper performance of the Order).

12.3 Notwithstanding anything to the contrary, neither Party shall be liable for any claim arising from or relating to this Agreement in excess of:

For any event arising during the first contractual year: (i) the fees paid under this Agreement during the twelve (12) months preceding the claim, or (ii) the amount of USD [***], whatever is the greater (subject always to the other limitation of liability provisions set out in this Article 12);

•

For any event arising during the second contractual year: (i) the fees paid under this Agreement during the twelve (12) months preceding the claim, or (ii) the amount of USD [***], whatever is the greater (subject always to the other limitation of liability provisions set out in this Article 12);

•

For any event arising during the third contractual year and any subsequent years thereafter: (i) the fees paid under this Agreement during the twelve (12) months preceding the claim, or (ii) the amount of USD [***], whatever is the greater (subject always to the other limitation of liability provisions set out in this Article 12).

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

The foregoing limitation of liability shall not apply for breaches of confidentiality obligations, intellectual property rights (provided, however, that each Party’s liability under the indemnification obligations set out in Section 11 shall be limited to the amount of USD [***] unless falling under any of the other exceptions set out in this paragraph) or breaches caused by gross negligence or willful misconduct.

For the avoidance of doubt, nothing in this Article 12 shall affect or be deemed to limit Purchaser’s payment obligations towards the Supplier for the Supply under this Agreement and the Orders hereunder.

13 -COMPLIANCE WITH LABOUR REGULATIONS

The Supplier guarantees that it complies with the labour legislation to which it is subject. It also guarantees that the Supply shall be performed in compliance with the labour laws in force in the countries in which the Supply is performed.

14 -COMPLIANCE OF THE SUPPLY WITH REGULATIONS AND STANDARDS AND CSR COMMITMENTS

14.1 Through the performance of the Order, the Supplier guarantees to the Purchaser the compliance, of the Supply with the applicable regulations and standards in force in the country where the product or service, subject of the Supply, is delivered or rendered to the Purchaser.

For this purpose, the Supplier shall hand over upon delivery or undertake to hand over at first demand by the Purchaser, the certificates required by the applicable regulations and relating to the Supply.

14.2 In addition, the Supplier shall:

•	put in place all necessary measures when implementing its supply chains relative to the following minerals:

•	tantalum,

•	tin,

•	tungsten,

•	gold,

in order to guarantee that the above minerals are not sourced from suppliers that could be linked in any way–– with armed conflicts or finance them directly or indirectly, and

•	hand over upon request from the Purchaser the duly filled-in EICC declaration concerning the minerals origin, or any other document required by a Recognized Authority.

14.3 Irrespective of the place in which the Supply is produced or rendered (in France or abroad), the Supplier also warrants that the Supply will comply with applicable legal provisions and regulations to quality requirements and standards, including health, hygiene, safety, traceability of products and protection of the environment.

14.4 The Supplier warrants the Purchaser that the Supply is compliant with the REACh and RoHS regulations in their latest version in force.

Unless agreed in writing, any delivery of Supply which percentage of substances regulated by REACh or RoHS exceeds prohibited or warning thresholds is not authorized.

14.5 The Supplier undertakes to release to the Purchaser upon the delivery of the Supply all information it has to enable the safe use of the Supply.

14.6 The Supplier undertakes to inform the Purchaser of any modification of applicable legal provisions and regulations and standards of which the Supplier becomes aware, which affect the conditions in which the Supply is delivered or performed.

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

14.7 The Supplier warrants that the products or services delivered by its company, or by one of its affiliates, have not been produced by children labour, nor forced or compulsory labour and are not linked to any other human rights violation.

15 -SUPPLIER’S PERSONNEL

The Supplier is solely responsible for the administrative, accounting and labour management and supervision of its personnel assigned to the performance of the Order.

The Supplier will expressly retain hierarchical and disciplinary authority over its employees, including during the time when they are present at the Purchaser’s site.

The Supplier alone is responsible for the definition of the profile and the appointment of the members of its personnel that it assigns to the performance of the Order. It certifies that throughout the performance of the Order, the members of its personnel assigned to the task will be competent, qualified and sufficient in number to ensure that the Supply is in compliance with the Contractual Documents.

16 -CONFIDENTIALITY

16.1 Each Party (the “Receiving Party”) shall keep confidential all information received from the other Party (the “Disclosing Party”) in connection with the Order, as well as all information the Receiving Party might have access as a result of its presence at the Disclosing Party’s premises, without the Disclosing Party having to specify or mark such information as confidential (“Confidential Information”).

16.2 Confidential Information shall remain the property of the Disclosing Party, subject to the rights of third parties. The disclosure of Confidential Information by the Disclosing Party shall in no event be interpreted as granting or conferring upon the Receiving Party, expressly or implicitly, any right whatsoever (under a license or by any other means) in respect to this Confidential Information.

16.3 The Receiving Party undertakes to:

•	use Confidential Information exclusively for the purposes contemplated in this Agreement;

•	disclose Confidential Information only to those of its employees for whom it may be strictly necessary for the purposes contemplated in this Agreement and then only a “need to know” basis;

•	not disclose Confidential Information or make it available, either in full or in part, to any third party without the prior written consent of the Disclosing Party;

•

ensure that the confidentiality obligations incumbent upon it under the present article “Confidentiality” are complied with by its employees and other persons authorized by the Disclosing Party to access Confidential Information.

16.4 Nevertheless, the confidentiality obligations shall not apply to any information which:

•	is already in, or it had entered the public domain prior to its disclosure or after it, otherwise than through the fault of the Receiving Party;

•	is already known or available to the Receiving Party at the date of receipt of Confidential Information, as evidenced by written records of the Receiving Party;

•	is lawfully obtained by the Receiving Party from third parties, with full rights of disclosure, as evidenced by written records of the Receiving Party.

16.5 Should the Receiving Party be required to disclose Confidential Information of the Disclosing Party, pursuant to a mandatory or a judicial or administrative decision, the Receiving Party shall immediately inform the Disclosing Party of such request. In addition, the Receiving Party shall ask the persons and entities to which the Confidential Information is disclosed to treat it as confidential.

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

16.6 The Parties agree that they are permitted to disclose Confidential Information to any of their Affiliates who have a reasonable need for such information for the purpose set forth in the Preamble above. The Parties shall ensure that such Affiliates comply with the provisions of this Agreement.

16.7 In the event of termination of the Order or this Agreement for whatever reason, the Receiving Party undertakes to return Confidential Information immediately to the Disclosing Party and/or to destroy any medium containing in whole or in part of Confidential Information. The Receiving Party shall provide a statement certifying the aforementioned complete return or destruction. The return or destruction of Confidential Information shall not release the Receiving Party from its confidentiality obligations under this article. Notwithstanding the foregoing, the Receiving Party may retain any Confidential Information received or derived from the Disclosing Party as part of the Receiving Party’s automatic electronic archiving and backup procedures, provided however that the Receiving Party does not use or access such Confidential Information, and that such Confidential Information remains confidential indefinitely.

16.8 Each Party undertakes not to publish any article or advertisement relating to the Order, this Agreement and/or to the Supply and/or any other information in connection with its business with the other Party without the prior written consent of the other Party. The Purchaser acknowledges that the Supplier’s shares are listed on the Oslo Stock Exchange and that the Supplier may make such disclosures as are required under applicable securities laws and regulations.

16.9 Unless otherwise provided for in the Order, the confidentiality obligations provided in this article shall remain in full force and effect throughout the Order’s performance and for a period of five (5) years from the end of the warranty period of the Supply.

16.10 If Confidential Information that is the property of a third party is disclosed to the Receiving Party, any more restrictive confidentiality requirements that may be imposed by this third party will be passed on to the Receiving Party.

16.11 In order to ensure the security of the Disclosing Party’s Confidential Information and the media containing it, the Receiving Party will take all necessary measures to ensure its protection.

17 -FORCE MAJEURE

For the application of this clause, only an event meeting simultaneously all the conditions described hereinafter shall be considered an event of force majeure:

a) This event must be unavoidable, unforeseeable and totally independent of the will of the Parties.

b) Subsequent to this event, the Party invoking the event of force majeure was unable to perform its obligations in accordance with the Contractual Documents.

Each Party shall inform the other Party immediately, with confirmation by written notice, no later than five (5) calendar days after the occurrence of force majeure preventing it from performing its obligations under the Contractual Documents.

The obligations whose performance is rendered impossible by the occurrence of an event of force majeure shall be suspended for the duration of this event.

The Party invoking force majeure undertakes to take every measure possible to limit the prejudicial consequences of this event for the other Party.

The Supplier shall not be able to invoke delays on the part of its own suppliers or subcontractors unless the cause for these delays may be considered an event of force majeure under this clause.

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

18 -TRANSFER – ASSIGNMENT – SUBCONTRACTING

18.1 Neither Party shall assign, delegate or subcontract any portion of its rights, duties or obligations under this Agreement without the prior written consent of the other Party and any such attempt to do so shall be void. Notwithstanding the foregoing, either Party may, without the written consent of the other Party but always subject to a prior written notice to the other Party, assign this Agreement, and its rights and obligations hereunder (on the same commercial terms and conditions), in connection with the transfer or sale of all or substantially all of its business related to this Agreement, or in the event of its merger, consolidation, change of control or similar transaction (provided, however, that the prior written consent of the other Party is required in case the contemplated assignee is a competitor of such other Party).

However, the Supplier may assign to third party debts held by the Purchaser.

The Purchaser reserves the right to transfer or assign to any Idemia Group Company, all or part of the Order or the related rights and obligations, subject to prior written notice thereof sent to the Supplier.

18.2 The Supplier undertakes not to subcontract all of the Order. Moreover, the Supplier undertakes not to subcontract part of the Order to a third party in any way without the prior written agreement of the Purchaser. When the Supplier is authorized to subcontract, it undertakes to pass on the obligations contained in the Contractual Documents to its subcontractors. The Purchaser may, if necessary, approve in writing the subcontractor’s payment terms at the request of the Supplier. Notwithstanding the approval of the Purchaser to the Supplier’s subcontracting of the performance of the Order, or to the choice of the subcontractor and its payment terms, the Supplier shall remain solely liable to the Purchaser for the performance of the Supply subcontracted. No default of its subcontractors shall exclude or limit the Supplier’s liability.

19 -EXPORT CONTROL

19.1 The Parties agree to comply with export control laws and regulations that are applicable to the Supply (including its components), as well as to the software, information and products that the Parties may exchange within the framework of the performance of the Order. It is reminded that the Supply containing cryptographic elements are likely to be subject to special provisions under, including but not limited to, French and US regulations.

19.2 Each Party undertakes to inform the other Party of the export control classification concerning the elements hereinabove, and undertakes to notify it of any changes to – or any plans to change – this classification no later than fifteen (15) days after receiving notice of said change.

19.3 In the event that the export or re-export of all or part of the Supply is subject to obtaining an export license or an export authorization and unless otherwise requested by the Purchaser, the Supplier undertakes to apply to the competent government authorities, at no cost to the Purchaser, for any license or governmental authorization necessary to enable the Purchaser to use the Supply and to deliver such to customers or to any other final user specified by the Purchaser to the Supplier. The Supplier undertakes to immediately notify the Purchaser of the issuance of the export license or the export authorization by the competent government authorities or of the existence of a dispensation, and to provide it with a copy of said license or authorization or a certificate describing in particular any restrictions applicable to the re-export or re-transfer by the Purchaser of all or part of the Supply to a third party. It is specified that notice by the Supplier to the Purchaser of the classification of all or part of the Supply and the issuance of the export license or the export authorization described hereinabove constitute conditions precedent to the Order coming into force.

In the event that the Purchaser applies to the competent government authorities for the export license or export authorization, the Supplier undertakes to provide the Purchaser with all documentation necessary to the Purchaser.

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

19.4 The Supplier undertakes to implement all necessary security measures to prevent the transfer, by any means whatsoever, of information provided by the Purchaser and identified as being subject to applicable laws and regulations on export control to any person not authorized to access such information, by dispensation or by an export license or export authorization granted by the competent government authorities.

19.5 Should the export license or authorization be withdrawn, not renewed or invalidated for reasons attributable to the Supplier, the Purchaser reserves the right to automatically terminate the Order, without prejudice to its right to claim compensation for the damage sustained, if such damage is caused by the Supplier.

20 -TERMINATION

20.1 Either Party shall be entitled to terminate the Agreement and/or the Order as of right by registered letter with acknowledgement of receipt in the following cases:

•

When the other Party materially breaches any of its contractual obligations and does not cure such breach within 30 (thirty) days from receipt of formal notice thereof sent by registered letter with acknowledgement of receipt;

•	When the other Party becomes the subject of judicial protection, receivership or liquidation, subject to public policy provisions;

•

Subject to a thirty (30) days’ written notice when one of such Party’s competitors acquires a controlling stake in the other Party’s capital (“controlling” meaning the ownership of more than fifty percent (50%) of the stock or other equity interests entitled to vote for the election of directors or an equivalent governing body);

•

Subject to a thirty (30) days’ written notice, in the event of a major change in the social and/or industrial organization of the other Party that reasonably could jeopardize the proper performance of this Agreement.

•	When there is a force majeure event the duration of which exceeds one month from the date on which one of the Parties informs the other Party thereof.

20.2 In addition, the Purchaser may terminate the Agreement and/or the Order as of right by registered letter with acknowledgement of receipt in the following cases:

With immediate effect when the Supplier fails to materially comply with any of its obligations set forth in articles 13 (“Compliance with Labour Regulations”) or comply with any of its obligations set forth in articles 19 (“Export control”) and/or 21 (“Ethics”) of this Agreement and more generally in case of any material breach by the Supplier of any of its contractual obligations which cannot be remedied;

20.3 In all the cases of termination referred to hereinabove, each Party shall still be required to comply with all its contractual obligations until the effective date of termination, without prejudice to any damage that the non-defaulting Party may be able to claim as compensation for the damage incurred as a result of the non-performance by the defaulting Party of the obligations set forth in the Contractual Documents.

21 -ESCROW AGREEMENT

Concurrently with their execution of this Agreement, to guarantee that Purchaser will be able to procure the Supply in accordance with the terms of the Agreement, the Parties agree that Supplier will, pursuant to the terms of therein, provide Purchaser future access and an Escrow License Grant (as hereinafter defined) to all Supplier’s materials, documentation and information reasonably necessary for the development, manufacture, supply and support of the Supply as integrated with Purchaser’s products, including, without limitation, designs, data, schematics, databases (layout, simulation etc.), manuals, “read me” files, open source, firmware source code, object code software, software tools (debugging, support, test and validation), hardware tools (including masks, evaluation, and test hardware), libraries, specifications, RTL code and other materials necessary to allow a reasonably skilled third party to design, use, initialize, operate, integrate, manufacture, supply, maintain, test and support the Supply as integrated with Purchaser’s products (the “Escrow Materials”).

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

For that purpose, within a maximum period of [***] as from the Effective Date of the Agreement, the Parties shall enter into an escrow agreement (“Escrow Agreement”) with a reputable third-party escrow agent (“Escrow Agent”) chosen by Purchaser and deposit the Escrow Materials within a time period to be agreed in the escrow agreement with such Escrow Agent. The costs of the Escrow Agent and any costs arising from the Escrow Agreement shall be borne by Purchaser. Supplier will also, during the term of this Agreement, deposit within a maximum period of [***] Working Days any update or new version of such Escrow Materials with the Escrow Agent. All terms and conditions of the Escrow Agreement are a part of, and by this reference are incorporated in this Agreement, and any breach thereof by either Party shall be a breach of this Agreement. For the avoidance of doubt, nothing in this Article 21 or the Escrow Agreement shall mean or be construed to mean that Supplier’s warranty and/or indemnification obligations under this Agreement are extended to relate to or include Escrow Materials other than the Supply. Escrow Materials other than the Supply will be provided on an “AS IS” basis under this Article 21 and the Escrow Agreement without warranties of any kind.

Release Events: Each of the following shall constitute a “Release Event” for purposes of this Agreement and the Escrow Agreement should they occur at any time during the term of this Agreement:

Supplier (i) is the named debtor in any bankruptcy or insolvency proceeding; (ii) has made a general assignment of substantially all of its assets for the benefit of its creditors; or (iii) has terminated its ongoing business operations making Supplier unable to meet its Supply obligations under this Agreement.

All rights, title and interest to the Escrow Materials and Supplier’s intellectual property within the Escrow Materials shall remain the exclusive property of Supplier notwithstanding the Escrow Agreement and any Release Events thereunder, subject, however, to the Escrow License Grant to Purchaser below in case of a Release Event.

Escrow License Grant: Upon the Escrow Materials being released to Purchaser by the Escrow Agent in accordance with the Escrow Agreement, Supplier grants Purchaser, a non-exclusive, royalty-free, non-transferable and non-sublicensable, right to use the Escrow Materials and to reverse engineer, disassemble, decompile, decode, adapt, develop, modify the Escrow Materials and make any related modifications to specifications and documentation, and use all resulting corrections, repairs, translations, enhancements, and other derivative works and improvements for and in connection with Purchaser’s continued procurement of the Supply in accordance with this Agreement and solely for a period of [***] after the expiration or termination of the Agreement, solely upon and after the occurrence of a Release Event.

22 -ETHICS

The Supplier solemnly declares that:

•	It has not infringed any anti-corruption laws or regulations,

•

It has not been subject to any civil or criminal sanctions, in Norway or abroad, for infringement of anti-corruption laws or regulations and that no investigation or proceedings which could lead to such sanctions have been brought against it,

•

To the best of its knowledge, no executive or manager of its company has been subject to any civil or criminal sanctions, in Norway or abroad, for infringement of anti-corruption laws or regulations and that no investigation or proceedings which could lead to such sanctions have been brought against such persons.

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

The Supplier warrants that:

•	It complies and shall comply with the legal provisions against corruption in accordance with the OECD Convention of 1997 and the United Nations Convention Against Corruption of 2003 (UNCAC),

•

It has not granted and shall not grant, directly or indirectly, any gift, present, payment, remuneration or benefit whatsoever (trip, etc.) to anyone with a view to or in exchange for the conclusion of the Order.

The Supplier shall notify the Purchaser’s Purchasing Department of any gift, present, payment, remuneration or benefit whatsoever that it might grant either directly or indirectly to any employee, officer or representative of the Purchaser or to anyone that might influence their decision within the framework of the performance of the Order.

In the event of failure to comply with this clause, the Purchaser shall automatically have the right to terminate the Orders in progress with immediate effect and without compensation, and without prejudice to any other remedies the Purchaser may request from the Supplier.

23 -MISCELLANEOUS

Neither Party’s failure to exercise or delay in exercising any of its rights with respect to the Contractual Documents shall be construed or be deemed a waiver of these rights.

Should any provision of the Contractual Documents be held to be invalid, the remainder shall continue to be valid and enforceable. The Parties shall then seek to replace this provision with a valid provision in order to maintain the contractual balance.

The Supplier acts in its own name and on its own behalf as an independent entrepreneur. The Supplier has neither the power nor the authorization to enter into any commitment whatsoever in the name and for the account of the Purchaser.

No provision of the Contractual Documents may be construed as creating an agent/principal, parent/subsidiary or employer/employee relationship between the Supplier and the Purchaser.

Those provisions in this Agreement, which by their nature need to survive the termination or expiration of this Agreement, shall survive termination or expiration of the Agreement, including but not limited to Articles such as “Liability”, “Confidentiality”, “Industrial and Intellectual Property”, “Escrow Agreement” and “Applicable Law – Jurisdiction”.

24 -APPLICABLE LAW – JURISDICTION

By express agreement between the Parties, the Contractual Documents are governed by the laws of Switzerland, excluding the application of 1980 United Nations Convention on Contracts for the International Sale of Goods.

All disputes between the Parties arising out of or in connection with this Agreement will be settled by the Parties amicably through good faith discussions upon the written request of either Party. In the event that any such dispute cannot be resolved thereby within a period of sixty (60) days after such written request has been delivered, such dispute will be submitted to the International Court of Arbitration of the International Chamber of Commerce (the “ICC”) and will be finally settled under the rules of Arbitration of the ICC (the “Rules”) by three (3) arbitrators appointed in accordance with the said Rules.

The seat, or legal place, of arbitration shall be Geneva, Switzerland.

The language to be used in the arbitral proceedings shall be English.

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

The award rendered by arbitration will be final and binding upon the Parties concerned and may be enforced through any court having jurisdiction thereof.

However, the Parties may by mutual agreement decide to have recourse to mediation, before going to arbitration.

EXECUTION VERSION

Certain information in this document, marked by brackets and asterisks, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

In two (2) signed original copies:

FOR PURCHASER:		FOR SUPPLIER:

Name:	[***]	Name:	[***]

Title:	[***]	Title:	[***]

Date:	13/02/2020	Date:	6 February 2020

Signature:	/s/ [***]	Signature:	/s/ [***]

EXECUTION VERSION